Exhibit 99.1

Company Contact:

Donald H. Walker

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

(513) 559-5202

www.frischs.com

Frisch’s Reports Higher Sales in First Quarter

FOR IMMEDIATE RELEASE

Cincinnati, OH—October 19, 2010, Frisch’s Restaurants, Inc. (NYSE Amex: FRS) reported higher sales for its 16-week fiscal first quarter ended September 21, 2010. Revenues rose 4.4% to $92,925,834 from $88,982,102 for last year’s first quarter. Net earnings for the quarter declined 8.2% to $2,741,279 compared to $2,987,665 last year. Diluted earnings per share decreased to $.54 per share, from $.57 per share last year.

Craig F. Maier, President and Chief Executive Officer, said, “Total Big Boy sales increased 4.5%, driven by new store openings. Same store sales at our Big Boy restaurants decreased 0.8% during the quarter.”

Maier added, “Our Golden Corral restaurants posted their second straight quarter of higher same store sales, rising 4.4% over last year. An effective marketing campaign during the first quarter contributed significantly to the sales improvement.”

The decrease in earnings for the quarter can mostly be attributed to expenses associated with opening new Big Boy restaurants. Higher food cost in both segments also contributed to the overall earnings decline. In addition, maintenance expense and pension expense both rose in comparison to the prior year.

The Company opened two new Big Boy restaurants in the first quarter, and there were also two new Big Boy restaurants under construction, both of which are scheduled to open in the second quarter. Frisch’s currently operates 93 company-owned Big Boy restaurants and there are an additional 25 franchised Big Boy restaurants operated by licensees. The Company also operates 35 Golden Corral restaurants.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Cleveland, Columbus, Dayton and Toledo, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Sixteen Weeks ended
	Sept. 21, 2010	Sept. 22, 2009
Sales	$92,926	$88,982

Cost of sales
Food and paper	31,980	30,274
Payroll and related	30,765	29,705
Other operating costs	21,263	20,017

	84,008	79,996

Gross profit	8,918	8,986

Administrative and advertising	4,812	4,454
Franchise fees and other revenue	(399)	(392)

Operating profit	4,505	4,924

Interest expense	474	531

Earnings before income tax	4,031	4,393

Income taxes	1,290	1,405

NET EARNINGS	$2,741	$2,988

Earnings per share (EPS) of common stock:

Basic net earnings per share	$.54	$.59

Diluted net earnings per share	$.54	$.57

Diluted average shares outstanding	5,122	5,224

Depreciation included above	$4,562	$4,221

Opening expense included above	$548	$14

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	September 21, 2010 (unaudited)	June 1, 2010
Assets
Current assets
Cash and equivalents	$1,025	$647
Receivables	1,599	1,534
Inventories	5,662	5,959
Other current assets	2,726	2,249

	11,012	10,389

Property and equipment	170,658	168,699

Other assets
Goodwill & other intangible assets	1,432	1,459
Property held for sale and land investments	3,769	3,682
Deferred income taxes and other	4,706	5,024

	9,907	10,165

	$191,577	$189,253

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$11,750	$10,558
Accrued expenses	9,522	9,641
Other	8,835	8,342

	30,107	28,541

Long-term obligations
Long-term debt	22,444	23,795
Other long-term obligations	17,454	16,823

	39,898	40,618
Shareholders’ equity	121,572	120,094

	$191,577	$189,253